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                         AMENDMENT TO CUSTODIAN CONTRACT

         Amendment dated April 2, 2002, to the custodian contract, dated May 1, 2000, as amended, by and between State Street Bank and Trust Company (the "Custodian") and each registered investment company and its series, if applicable, listed on Appendix A (each company or series thereof, a "Fund")(the "Contract").

         In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend and replace Article 5 of the Contract as follows:

5.       Proper Instructions

"PROPER INSTRUCTIONS", which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from the Fund, the Fund's investment manager, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing or through electro-mechanical or electronic devices. For purposes of this Article, Proper Instructions shall include instructions received by the Custodian pursuant to ANY multi-party agreement which requires and governs a segregated asset account established in accordance with Article 2.12 of this Contract. The Fund or the Fund's investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the 2nd day of April, 2002.


                                EACH REGISTERED INVESTMENT COMPANY AND
                                ITS SERIES, IF APPLICABLE, LISTED ON APPENDIX A

                                By: /s/ ROBERT H. GRAHAM
                                   ---------------------------------------------

                                Its: President
                                     -------------------------------------------


                                STATE STREET BANK AND TRUST COMPANY

                                By: /s/ JOSEPH L. HOOLEY
                                   ---------------------------------------------
                                        Joseph L. Hooley
                                        Executive Vice President